Exhibit 10.20

FORM OF
RETENTION BONUS AGREEMENT

This (“Agreement”) is entered into by and between you, _______, and Grande Communications Networks LLC, a Delaware limited liability company and successor-in-interest to Grande Communications Networks, Inc. (the “Company”), and is effective as of September 14, 2009 (the “Effective Date”).  In the event the Grande Communications Transaction (as defined herein) is not consummated, this Agreement shall be null and void.

In consideration of the mutual promises and considerations set forth herein, the parties agree as follows:

1.             RETENTION BONUS.  If (i) you remain in continuous employment with the Company through the date that is one hundred eighty (180) days following the Effective Date (the “Bonus Date”) or (ii) your employment is terminated without Cause (as defined below) by the Company after the Effective Date but on or before the Bonus Date (each, a “Bonus Triggering Event”), the Company will pay you a retention bonus equal to $______ (less payroll taxes and other applicable withholdings and deductions) (the “Retention Bonus”), subject to your execution of a release on a form prepared by the Company (the “Release”). Upon the occurrence of a Bonus Triggering Event, the Retention Bonus will be paid in a single payment within ten (10) business days following the eighth (8th) day after you sign and deliver the Release; provided that if you revoke the Release within such eight (8) day period or do not execute and deliver the Release to the Company within thirty (30) business days after the Bonus Triggering Event, you will not be entitled to any Retention Bonus under this Agreement.  You are not eligible for the Retention Bonus if you terminate your employment with the Company prior to the Bonus Date.

2.             GRANDE COMMUNICATIONS TRANSACTION DEFINED.  For purposes of this Agreement, the “Grande Communications Transaction” means the consummation of the transactions contemplated by the Recapitalization Agreement dated as of August 27, 2009, by and among ABRY Partners VI, L.P., Grande Communications Networks, Inc., Grande Communications Holdings, Inc., ABRY Partners, LLC, Grande Investment L.P., and Grande Parent LLC.

3.             TERMINATION BY DEATH OR PERMANENT DISABILITY.  In the event of your death or Disability, your employment will terminate, and neither you nor your estate will receive the Retention Bonus described above in Paragraph 1.  “Disability” means if you become mentally or physically incapacitated to the extent that you are unable to perform the usual and normal duties of your occupation or involvement in the Company for a period of three (3) months, as determined by the Company following consultation with and the advice of your attending or family physician or other qualified physician.

4.             TERMINATION FOR CAUSE.  If your employment is terminated by the Company for Cause before or after the Bonus Date, the Company shall not have any other or further obligations to you under this Agreement and you shall not receive the Retention Bonus.

“Cause” means the occurrence of any of the following events or reasons:

a)
Commission of a felony offense, a misdemeanor punishable by imprisonment, or commission by you of any act that the Company considers in its sole opinion to be damaging or discrediting the reputation of the Company;

b)	Your commission of any act of dishonesty, fraud, willful misconduct, unlawful discrimination or harassment, or theft;

c)
Your using for your own benefit any confidential or proprietary information of the Company, or willfully or negligently divulging any such information to third parties without the prior written consent of the Company;

d)	Your use of illegal substances or drugs or the use, possession, distribution or being under the influence of alcohol, illegal substances or drugs in the workplace; or

e)
The determination by the Company that you have failed or refused to comply with the policies, standards, regulations, instructions, or directions of the Company as they exist as of the Effective Time or as they may be modified from time to time.

5.             CONFIDENTIALITY.  The Company’s obligations under this Agreement are contingent upon your performance of your obligations set forth in the Release and the obligations as set forth in the Employee Confidential Information and Invention Assignment Agreement between you and the Company, if any (the “Confidentiality Agreement”). Any breach of such obligations under the Release or Confidentiality Agreement will result in an immediate termination of the Company’s obligation under this Agreement, in addition to all other remedies available to the Company at law or in equity. You further agree to hold confidential, and not to disclose to anyone, any confidential information gained in the course of your employment with the Company and any of its subsidiaries or affiliates except as necessary and proper for carrying out your job duties. You also agree to hold confidential, and not to disclose to anyone, the contents of this Agreement, including its terms and any monetary consideration paid herein, except as required by lawful subpoena, for purposes of enforcing this Agreement, to your attorney, or to your tax advisor.

6.             CANCELLATION OF STOCK OPTIONS.    You hereby acknowledge receipt of the Cancellation Notice from the Board of Directors of the Company whereby the Board of Directors communicated its intent to terminate all options in connection with the Grande Communications Transaction pursuant to Section 15(c)(iii) of the Grande Communications Holdings, Inc. 2000 Stock Incentive Plan.  You further acknowledge and agree that it is your sole responsibility to exercise the vested portion of any options under the Plan that you hold by the Cancellation Date (as defined in the Cancellation Notice) and that any such vested options that are not so exercised will expire upon the Cancellation Date.

7.             ENTIRE AGREEMENT.  You understand and agree that this Agreement contains and constitutes the entire understanding and agreement between you and the Company with respect to its subject matter, that all prior agreements and understandings, written or oral, with respect to the subject matter of this Agreement are superseded and canceled (except that any prior written agreements signed by you regarding confidential information and intellectual property will remain in full force and effect), and that this Agreement may not be modified in any manner except by a written document signed by all the parties to this Agreement.

8.             SEVERABILITY OF ANY UNENFORCEABLE PROVISION.  You understand and agree that if any provision of this Agreement is held to be unenforceable, such provision shall be severed from the other remaining provisions of this Agreement and it shall not affect the validity or enforceability of the remaining provisions.

9.             409A.  Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments and/or benefits under this Agreement upon a termination of employment are determined to be “nonqualified deferred compensation” subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Company determines that you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the final regulations promulgated thereunder (the “Treasury Regulations”) and other guidance issued thereunder, then such payments and/or benefits (or portion thereof) shall be paid no earlier than the first day of the seventh month following your termination of employment (with the first such payment being a lump sum equal to the aggregate payments and/or benefits you would have received during such six-month period if no such payment delay had been imposed.)  For purposes of this Section 9, “termination of employment” shall mean your “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder.

10.           PARACHUTE LIMITATIONS.   Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by you with the Company or any affiliate of the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to you, whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for you (a “Benefit Arrangement”), if you are a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended, (the “Code”), any payment (or portion thereof) under this Agreement shall not be made (i) to the extent that such payment, taking into account all other rights, payments, or benefits to or for you under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to you under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts that you would receive from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that you could receive without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to payment under this Agreement, in conjunction with all other rights, payments, or benefits to or for you under any Other Agreement or any Benefit Arrangement would cause you to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount that you receive as described in clause (ii) of the preceding sentence, then you shall have the right, in your sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit under this Agreement be deemed to be a Parachute Payment.

11.           GOVERNING LAW/VENUE.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.  The sole and exclusive venue for any dispute arising out of this Agreement shall be in a court of competent jurisdiction located in Travis County, Texas.

12.           EMPLOYMENT AT-WILL.  Except as explicitly provided in this Agreement, your employment with the Company is “at will,” and either the Company or you may terminate the employment relationship at any time, with or without cause, for any or no reason.

13.           NOTICES.  Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and personally delivered or mailed by certified U.S. mail, postage prepaid with return receipt requested, in the case of notices mailed to Employee, at the address set forth below or, in the case of notices to the Company, to its principal office at 401 Carlson Circle, San Marcos, Texas 78766, to the attention of its President.

14.           MISCELLANEOUS.

(a)           This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each party and delivered to the other party, which delivery may be made by exchange of copies of the signature page by .pdf or other facsimile transmission.

(b)           The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of subsequent breach by any party. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the parties.

(c)           Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by Employee without the prior written consent of the Company and any attempt to do so will be void.

(d)           All provisions of this Agreement which by their terms are intended to survive termination or expiration of this Agreement shall survive such termination or expiration in accordance with their terms.

[Signature page follows]

BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTOOD ITS TERMS AND MEANING, THAT YOU HAVE CONFERRED WITH OR HAD THE OPPORTUNITY TO CONFER WITH AN ATTORNEY REGARDING THE TERMS AND MEANING OF THIS AGREEMENT, THAT NO REPRESENTATIONS HAVE BEEN MADE TO YOU TO INDUCE YOU TO SIGN THIS AGREEMENT, AND THAT YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

COMPANY:

GRANDE COMMUNICATIONS NETWORKS LLC

By:
Michael L. Wilfley, Chief Financial Officer

Date:

EMPLOYEE:

Address:

Date:

Signature Page to Employee Retention Bonus Agreement